Exhibit 99.1

News Release	CORPORATION

7140 Office Circle
P.O. Box 15600
Evansville, IN 47716-0600

Investor Relations Contact:	Todd Taylor
Phone:	(812) 962-5105

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Reports First Quarter Results for 2009

EVANSVILLE, Ind. – May 7, 2009 – Accuride Corporation (OTCBB:  AURD), a leading manufacturer and supplier of commercial vehicle components, today announced its financial results for the first quarter ended March 31, 2009.

The Company reported results of $143.6 million in net sales for the first quarter of 2009, compared to $238.2 million for the first quarter of 2008, a decrease of 39.7 percent.  The Company reported a net loss of $31.1 million, or ($0.86) per diluted share, including a loss on extinguishment of debt totaling $3.5 million, or ($0.10) per diluted share, compared with a net loss of $11.7 million or ($0.33) per diluted share, in the prior year.

Industry Overview

The Company’s results reflect the impact of the prolonged and severely depressed demand for trucks and trailers in the commercial vehicle industry.  The three major segments Accuride supplies (North America Class 5-8 vehicles, U.S. Trailers, and the related aftermarket channels) have all suffered year-over-year losses mainly due to a soft economy and a recessionary freight environment.  During the first quarter, all three commercial vehicle segments experienced major decreases in production.  Class 8 production fell approximately 43 percent year-over-year where as Class 5-7 and U.S. Trailers decreased 47 percent and 49 percent, respectively.  In addition, demand from aftermarket customers declined significantly from the prior year as customers reduced inventory and delayed purchases.

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While the economy is still in the depths of a very deep recession, there have been some preliminary signs of improvement.  Some indicators are becoming less negative as the search for the bottom continues.

•                  The University of Michigan Consumer Sentiment Index jumped to 65.1 in April from 57.3 in March—the largest one-month increase in more than two years—and up from 62.6 a year earlier.

•                  The Institute of Supply Management’s monthly factory services index rose to a reading of 40.1, from 36.3 in March.

•                  Construction spending rose by 0.3% in March and was the first increase in six months.

Throughout the past several months of the recession, commercial vehicle indicators have worsened month-over-month.  However, with the help of those indicators mentioned above, signs of hope are rising as markets appear to be stabilizing somewhat.  March Class 8 net orders rose 21 percent month-over-month on an adjusted basis.  Class 5-7 and U.S. Trailer net orders have remained stable since January.

Overall the future of the commercial vehicle industry remains bright.  Freight tonnage is forecasted to steadily increase throughout the next several years.  This increase in freight will continue to translate into increased demand for trucks and trailers going forward.

First Quarter Operating Results

	Three Months Ended March 31,
	2009		2008

Net sales:
Wheels	$56,885	39.6%	$104,010	43.7%
Components	74,056	51.6%	120,759	50.7%
Other	12,635	8.8%	13,441	5.6%
Total net sales	$143,576	100.0%	$238,210	100.0%
Gross profit:
Wheels	7,583	13.3%	20,171	19.4%
Components	(10,451)	(14.1)%	(10,815)	(9.0)%
Other	3,864	30.6%	3,810	28.3%
Corporate	(956)	—%	(897)	—%
Total gross profit	40	0.0%	12,269	5.2%

Loss from operations	(12,184)	(8.5)%	(1,385)	(0.6)%

Net loss	$(31,055)	(21.6)%	$(11,741)	(4.9)%
Diluted loss per share	$(0.86)		$(0.33)

Net sales of $143.6 million in the first quarter of 2009 were down 39.7 percent compared to the prior year quarter.  Wheels’ net sales declined 45.3 percent and Components’ net sales decreased 38.7 percent due primarily to reduced demand for commercial vehicles from the prior year.  Net sales were negatively impacted by the declines in OE production and the aftermarket from the prior year.

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Gross profit was breakeven compared to $12.3 million, or 5.2 percent of sales, in the first quarter of 2008.  Gross profit in the Wheels segment decreased due to lower industry demand partially offset by savings related to restructuring and other cost reduction initiatives.  Gross profit in the Components segment also declined versus the prior year, due to lower industry demand partially offset by benefits from restructuring initiatives.  Gross profit in the Components segment in the first quarter of 2008 was also impacted by $8.1 million of one-time costs related to the labor interruption at our Rockford, Illinois facility.

The Company had an operating loss of $12.2 million in the first quarter of 2009 compared to a net loss of $1.4 million in the prior year period.  Operating expenses in the quarter totaled $12.2 million compared to operating expenses of $13.7 million in the prior year.

The Company reported a net loss of $31.1 million, or ($0.86) per diluted share, during the first quarter of 2009, including a loss on extinguishment of debt totaling $3.5 million, or ($0.10) per diluted share.  This compares to a net loss of $11.7 million, or ($0.33) per diluted share, in the prior year.

Liquidity and Debt

Adjusted EBITDA was $1.4 million, or 1.0 percent of sales, for the first quarter of 2009, compared to Adjusted EBITDA of $18.5 million, or 7.8 percent of sales, for the same quarter of 2008.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.

As of March 31, 2009, the Company had cash of $28.5 million and total debt of $595.1 million resulting in net debt of $566.6 million.  For the first quarter of 2009, cash used in operating activities was $30.5 million and capital expenditures totaled $4.7 million, resulting in negative free cash flow of $35.2 million, compared to negative free cash flow of $38.8 million in the first quarter of 2008.  The Company repaid $53.0 million of the revolving credit facility during the quarter.

In April 2009, the Company drew a total of approximately $30.6 million under its existing $100.0 million revolving credit facility.  After giving effect to the borrowing described above and various outstanding letters of credit, there is approximately $1.4 million undrawn and available under the revolving credit facility, excluding $24.2 million of the revolving credit facility held by Lehman Commercial Paper, Inc.

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The Company is currently in full compliance with the financial covenants under its credit facility as of March 31, 2009, and expects to have sufficient liquidity in 2009 for our working capital needs, planned capital expenditures, and scheduled debt service obligation.  However, while we continue to improve our operational efficiency and focus on cash management, there is a reasonable likelihood that we will violate one or more of our debt covenants as early as the end of the three months ended June 30, 2009, if OEM production remains in the current range of industry forecasts or the aftermarket does not recover to more normalized levels.  This could result in an event of default, permit our lenders to restrict our access to available cash, and possibly the acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions.  The Company is proactively evaluating alternatives such as additional amendments or waivers, the sale of non-core assets, and/or alternative debt structures.  The Board has appointed a special committee of independent directors to identify and, with the input of management and financial advisors, evaluate alternatives to recommend an appropriate course of action to the full Board.  However, the success of any such alternative actions will depend on many factors, some of which are out of management’s control.

Company Outlook

“In response to these very difficult market conditions, we have continued to take steps to further lower our costs through the reduction of our workforce and the optimization of our manufacturing facilities,” said Bill Lasky Accuride’s President and CEO.  “To date, we anticipate that our initiatives will save the Company approximately $70 million on an annualized basis.”

Initiatives include:

•                  Reduction in salaried staff by approximately 20 percent;

•                  Layoff of approximately 30 percent of hourly staff;

•                  Flexing of manufacturing operations to remove weeks from production schedule;

•                  Consolidation of aluminum wheel operations, distribution centers, and machining processes; and

•                  Effectively reduced remaining salaried wages and benefits by more than 10 percent through salary freezes, suspension of 401K matching, etc.

“Going forward, we will continue to pursue and implement initiatives that will allow us to further reduce costs, while pressing ahead with new products and providing solutions to our customers,” added Lasky.  “Although the prolonged downturn has presented Accuride with many challenges, it has also afforded us the opportunity to implement changes for the long-term betterment of the Company.  We anticipate emerging from this downturn as a leaner, more efficient, and ultimately more profitable company.”

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The Company will conduct a conference call to review its first quarter results on Thursday, May 7, 2009, at 10:00 a.m. Central Time.  The phone number to access the conference call is (866) 202-3109 in the United States, or (617) 213-8844 internationally, access code 10025049.  The conference call will be accompanied by a slide presentation, which can be accessed through the investor relations section of the Company’s web site.  A replay will be available beginning May 7, 2009, at 1:00 p.m. Central Time, continuing to May 14, 2009, by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 23505180.  The financial results for the three-month period ended March 31, 2009, will also be archived at http://www.accuridecorp.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, Brillion, and Highway Original.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results.  It is important to note that the Company’s actual future results could differ materially from those expressed or implied in such forward-looking statements, and are subject to a number of risks, uncertainties and other factors.  These factors could include, among others, whether the recent amendment provides the financial flexibility ultimately required for the Company to execute its business plan, the possibility that further amendments to the credit agreement may be required, as well as the Company’s ability to obtain such amendments, the ability to achieve the anticipated benefits of the transactions with Sun Capital, and the impact on the Company’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Accuride cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made, and assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release.

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ACCURIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(in thousands except per share data)	2009	2008

NET SALES	$143,576	$238,210
COST OF GOODS SOLD	143,536	225,941
GROSS PROFIT	40	12,269
OPERATING EXPENSES:
Selling, general and administrative	12,224	13,654
LOSS FROM OPERATIONS	(12,184)	(1,385)
OTHER INCOME (EXPENSE):
Interest income	219	532
Interest expense	(13,522)	(16,246)
Loss on extinguishment of debt	(5,389)	—
Other income — net	811	(1,054)
LOSS BEFORE INCOME TAXES	(30,065)	(18,153)
INCOME TAX EXPENSE (BENEFIT) PROVISION	990	(6,412)
NET LOSS	$(31,055)	$(11,741)

Weighted average common shares outstanding—basic	36,169	35,412

Basic income (loss) per share	$(0.86)	$(0.33)

Weighted average common shares outstanding—diluted	36,169	35,412

Diluted income (loss) per share	$(0.86)	$(0.33)

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ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2009	2008

NET LOSS	$(31,055)	$(11,741)
Net interest expense	18,692	15,714
Income tax expense (benefit)	990	(6,412)
Depreciation and amortization	12,353	11,688
EBITDA	980	9,249
Restructuring, severance and other charges(1)	1,165	8,089
Items related to our credit agreement(2)	(732)	1,152
ADJUSTED EBITDA	$1,413	$18,490

Note:

(1)          For the three months ended March 31, 2009, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $1.2 million in costs associated costs associated with restructuring initiatives which $0.9 million affected gross profit and $0.3 million affected operating expenses.  For the three months ended March 31, 2008, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $8.1 million in costs associated with a labor disruption at our facility in Rockford, Illinois, which affected gross profit.

(2)          Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended March 31, 2009, items related to our credit agreement consist of foreign currency losses and other income or expenses of $1.6 million which was offset by a gain on warrant valuation of $2.3 million.  Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended March 31, 2008, items related to our credit agreement consist of foreign currency losses and other income or expenses of $1.2 million.

Adjusted EBITDA is not intended to represent cash flow as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an indicator of cash flow from operations.  Adjusted EBITDA represents net income before net interest expense, income tax (expense) benefit, depreciation and amortization plus non-recurring items.  However, other companies may calculate Adjusted EBITDA differently.  Accuride has included information concerning Adjusted EBITDA in this press release because Accuride’s management and our board of directors use it as a measure of our performance to internal business plans to which a significant portion of management incentive programs are based.  In addition, future investment and capital allocation decisions are based on Adjusted EBITDA.  Investors and industry analysts use Adjusted EBITDA to measure the Company’s performance to historic results and to the Company’s peer group.  The Company has historically provided the measure in previous press releases and believes it provides transparency and continuity to investors for comparable purposes.  Certain financial covenants in our borrowing arrangements are tied to similar measures.

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ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
(In thousands)	2009	2008

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,492	$123,676
Customer and other receivables	69,269	78,219
Inventories, net	77,678	78,805
Supplies, net	18,651	18,501
Other current assets	8,652	8,558
Total current assets	202,742	307,759
PROPERTY, PLANT AND EQUIPMENT, net	251,128	258,638
OTHER ASSETS:
Goodwill and other assets	246,982	242,153
TOTAL	$700,852	$808,550
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$46,105	$63,937
Other current liabilities	55,922	61,681
Total current liabilities	102,027	125,618
LONG-TERM DEBT	523,708	651,169
INDEBTEDNESS TO RELATED PARTIES	71,437	—
OTHER LIABILITIES	107,890	105,578
STOCKHOLDERS’ EQUITY (DEFICIENCY):
Total stockholders’ deficiency	(104,210)	(73,815)
TOTAL	$700,852	$808,550

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ACCURIDE CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
(In thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(31,055)	$(11,741)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and impairment	11,122	10,268
Amortization – deferred financing costs and discounts	886	308
Amortization – other intangible assets	1,231	1,420
Loss on extinguishment of debt	5,389	—
Loss on disposal of assets	28	18
Provision for deferred income taxes	—	(7,423)
Non-cash stock-based compensation	95	510
Gain on warrant valuation	(2,328)	—
Paid-in-kind interest	1,371	—
Changes in certain assets and liabilities:
Receivables	8,950	(24,278)
Inventories and supplies	977	(6,838)
Prepaid expenses and other assets	(1,349)	(4,685)
Accounts payable	(20,046)	16,538
Accrued and other liabilities	(5,774)	(2,453)
Net cash used in operating activities	(30,503)	(28,356)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,714)	(10,424)
Purchase of marketable securities	—	(5,000)
Other	79	(412)
Net cash used in investing activities	(4,635)	(15,836)
CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in revolving credit advance	(53,000)	—
Credit facility amendment fees	(7,091)	—
Other	45	99
Net cash provided by (used in) financing activities	(60,046)	99
DECREASE IN CASH AND CASH EQUIVALENTS	(95,184)	(44,093)
CASH AND CASH EQUIVALENTS—Beginning of period	123,676	90,935
CASH AND CASH EQUIVALENTS—End of period	$28,492	$46,842

Supplemental cash flow information:
Cash paid for interest	$17,819	$16,583
Cash paid for income taxes	$1,266	$3,210
Purchases of property, plant, and equipment in accounts payable	$4,041	$5,291

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